EXHIBIT 99

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FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Randall Oliver
(323) 869-7607

SMART & FINAL REACHES AGREEMENT TO

DISPOSE OF CALIFORNIA LAWSUITS

CONCERNING MANAGERIAL COMPENSATION

Company Denies Any Liability or Wrongdoing

COMMERCE, Calif. (September 24, 2003) – Smart & Final Inc. (NYSE – SMF) today announced it has entered into an agreement to settle all claims related to two purported class action lawsuits involving the compensation of certain California-based managerial employees.

The lawsuits are Camacho v. Smart & Final Inc., which asserted that salaried California store managers and assistant managers may be entitled to overtime pay, and Perea v. Smart & Final Inc., which challenged Smart & Final’s calculation of store managers’ profit sharing. Hundreds of similar class action lawsuits have been filed against California retailers, restaurants and other employers in recent years.

Smart & Final denies all liability in these cases, and the settlement agreement specifically disclaims any liability or wrongdoing by the company. The company has agreed to the settlement in order to resolve all of the plaintiff’s claims without the continuing distraction and expense of protracted litigation.

Under the terms of the settlement agreement, Smart & Final will pay $7.6 million in cash and $1.5 million in scrip redeemable in its stores. Plaintiffs’ attorney fees, costs and administrative expenses will be paid from the settlement amount. The remaining amount will be distributed among eligible class members who submit timely claim forms. The proposed settlement will be submitted jointly by the parties to the court for final approval.

In its second quarter 2003 results, the company recorded a charge for the ultimate resolution of these matters. The charge is adequate to provide for the proposed settlement.

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Smart & Final

Founded in 1871 in downtown Los Angeles, Smart & Final Inc. operated 228 non-membership warehouse stores for food and foodservice supplies in California, Oregon, Washington, Arizona, Nevada, Idaho and northern Mexico at the end of the 2003 second quarter. For more information, visit the company’s Website at www.smartandfinal.com.

Forward-Looking and Cautionary Statements

This Smart & Final press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and other expressions of management’s belief or opinion which reflect its current understanding or belief with respect to such matters. Such statements are subject to certain risks and uncertainties, including known and unknown factors as included in the company’s periodic filings with the Securities and Exchange Commission that could cause actual results to differ materially and adversely from those projected. All of these forward-looking statements are based on estimates and assumptions made by management of the company, which although believed to be reasonable, are inherently uncertain and difficult to predict; therefore, undue reliance should not be placed upon such statements. Actual future results may differ materially depending on a variety of factors, including, but not limited to, the timing and possible additional conditions of final court approval of the settlement. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Except as specifically set forth herein, the company undertakes no obligation to update any such forward-looking or other statement.

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